Exhibit 10.9

ARGOS THERAPEUTICS, INC.

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of August 29, 2018 (the “Effective Date”) by and between Argos Therapeutics, Inc. (the “Company”), and Charles Nicolette (the “Consultant”).

WHEREAS, the Consultant has certain knowledge and expertise regarding the Company as a result of having served as its Vice President of Research and Development and Chief Scientific Officer; and

WHEREAS, the Company desires to have the benefit of the Consultant’s knowledge and experience, and the Consultant desires to provide strategic advisory and consulting services to the Company in connection with the wind-down of its regular business operations, all as hereinafter provided in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, the sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

1.                  Services.

a.                   Services; Performance. Upon the Company’s request, the Consultant shall render to the Company the strategic advisory and consulting services described in Attachment A to this Agreement and any additional consulting services as mutually agreed to by the Consultant and the Company from time to time in writing (collectively, the “Services”). The Consultant shall perform, during such hours as may be reasonably required for satisfactory performance of the Services, such Services in a professional manner and consistent with the highest industry standards. The Consultant shall be available to spend thirty (30) hours during the first 30 days during which this Agreement is in effect in performing the Services, and fifteen (15) hours during the next 30 days during which this Agreement is in effect and each following month during the Consultation Period in performing the Services, but the Company may request that the Consultant spend fewer or more hours in any month during the Consultation Period (if fewer are requested, the Consultant shall not work more hours than requested; if more are requested, the Consultant may choose to work such additional hours or not). The Consultant shall comply with all rules, procedures and standards promulgated from time to time by the Company with respect to the Consultant’s access to and use of the Company’s property, information, equipment and facilities in the course of the Consultant’s provision of Services hereunder.

b.                  Non-Exclusive. The parties agree that, at all times during the term of this Agreement, (i) the Company shall be free to obtain consulting and advisory services from any third party, and (ii) the Consultant shall be free to provide consulting and advisory services to any third party, or to be employed by any third party, so long as the provision of such services by the Consultant does not conflict with (x) the Consultant’s provision of Services to the Company as described in Section 1(a), or (y) the Consultant’s continuing obligations to the Company as detailed in the Retention Agreement entered into by the Company and the Consultant to which this Consulting Agreement is attached as Exhibit C (the “Retention Agreement”).

2.                  Compensation and Reimbursement.

a.                   Consulting Fees. As partial consideration for the performance of Services by the Consultant hereunder, the Company previously paid to the Consultant certain retention amounts pursuant to the Retention Agreement (the “Retention Amounts”). In addition, during the Consultation Period (as defined below), the Company shall also pay to the Consultant an hourly consulting fee in the amount of $475 (the “Consulting Fees”), to be paid as set forth in Section 2(c).

b.                  Expense Reimbursement. The Company shall reimburse the Consultant for all reasonable out-of-pocket expenses incurred by the Consultant in connection with the performance of the Services under this Agreement, so long as, in the case of any single expenditure over $1,000, it is approved in writing in advance by the Company.

c.                   Itemized Statements. At the end of any month in which the Consultant performs Services and incurs expenses in accordance with Section 2(b), the Consultant shall submit to the Company an itemized statement of the Services performed, including the number of hours worked and the project to which the Services relate, and the expenses incurred, including appropriate and reasonable documentation. The Company shall pay the Consultant the amount set forth on such itemized statement within forty-five (45) days after receipt.

d.                  No Employee Benefits. The Consultant’s relationship with the Company will be that of an independent contractor, and the Consultant shall not, in connection with this relationship, be entitled to any benefits, coverages or privileges, including without limitation health insurance, social security, unemployment, workers compensation, pension payments, administrative support or office space on the Company’s premises, made available to employees of the Company.

3.                  Term and Termination.

a.                   Consultation Period. Subject to the terms and conditions hereinafter set forth, the term of this Agreement shall commence immediately following the termination of Consultant’s employment with the Company and shall continue for six (6) months thereafter unless earlier terminated in accordance with the provisions below (such period, the “Consultation Period”). The Consultation Period shall automatically terminate upon the death, physical incapacitation or mental incompetence of the Consultant. This Agreement may further be terminated prior to the six-month anniversary of the Effective Date in the following manner: (i) by the Company at any time upon written notice if the Consultant has materially breached this Agreement or the Retention Agreement, subject to the notice provision and cure period provided for in Section 3(b); (ii) by the Consultant at any time upon written notice if the Company has materially breached this Agreement or the Retention Agreement, subject to the notice provision and cure period provided for in Section 3(b); (iii) at any time upon the mutual written consent of the parties hereto; (iv) by the Company upon not less than ten (10) days’ notice to the Consultant; or (v) after sixty (60) days following the Effective Date, by the Consultant upon not less than ten (10) days’ notice to the Company.

b.                  Effects of Termination. In the event of any termination under this Section 3, the Consultant shall be entitled only to the Consulting Fees payable for the month in which termination occurs and expenses (including reimbursements) incurred in accordance with Section 2(a) and (b) prior to the effective date of such termination, and no further payments of any kind will be due under this Agreement. Such payment shall constitute full settlement of any and all claims of the Consultant of every description against the Company. In the event that either party materially breaches the Consulting Agreement, the non-breaching party shall provide written notice of same to the breaching party and provide the breaching party with a period of ten (10) business days to correct such deficiency. If the Consultant fails to correct such deficiency within this time period, the Consultant shall repay to the Company twenty-five percent (25%) of the Initial Retention Payment and the Second Retention Payment received under the Retention Agreement.

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4.                  Independent Contractor. During the Consultation Period, the Consultant shall not be, and shall not be deemed to be, an employee of the Company. The Consultant’s status and relationship with the Company shall be that of an independent contractor and consultant. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the parties. The Consultant shall be solely responsible for payment of all charges and taxes arising from the payments to be made to the Consultant under this Agreement and the Consultant agrees that the Company shall have no obligation or liability with respect to such charges and/or taxes.

5.                  Notice. Any notice required or desired to be given shall be governed solely by this paragraph. Notice shall be deemed given only upon (a) mailing of any letter or instrument by overnight delivery with a reputable carrier or by registered mail, return receipt requested, postage prepaid by the sender, or (b) personal delivery.

If to the Consultant: Charles Nicolette ________________________ ________________________	If to the Company: Argos Therapeutics, Inc. 4233 Technology Drive Durham, NC 27704 Attn: Chair of the Board

From time to time, either party may, by written notice to the other in accordance with this Section 5, designate another address that shall thereupon become the effective address of such party for the purpose of this Section 5.

6.                  Miscellaneous. This Agreement, together with the Retention Agreement and all exhibits and attachments hereto and thereto, constitutes the entire understanding of the parties hereto with respect to the matters contained herein and supersedes all proposals and agreements, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. For the avoidance of doubt, nothing herein supersedes the Retention Agreement (including without limitation the ongoing force and effect of the Consultant’s continuing obligations). This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to its conflict of laws rules. The headings contained in this Agreement are for the convenience of the parties and are not to be construed as a substantive provision hereof. This Agreement may not be modified or amended except in writing signed or executed by the Consultant and the Company. In the event any provision of this Agreement is held to be unenforceable or invalid, such unenforceability or invalidity shall not affect any other provisions of this Agreement and such other provisions shall remain in full force and effect. If any provision of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law. This Agreement shall be binding upon, and inure to the benefit of, both parties hereto and their respective successors and assigns, including any corporation with or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the responsibility for actual performance of the Services is the Consultant’s and may not be assigned or delegated by the Consultant to any other person or entity. This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

CHARLES NICOLETTE /s/ Charles Nicolette	Argos Therapeutics, Inc. By: /s/ Jeff Abbey Name: Jeff Abbey ________________________________

[Signature Page to Consulting Agreement]

Attachment A

Description of Services

•	The Consultant shall provide consulting and advisory services in connection with the Company’s wind-down, including in the following areas:

o	Assisting with the termination of the Company’s contracts and other relationships with employees and former employees and with third parties

o	Assisting with the winding up of the Company’s physical operations, including the disposition of its equipment and other personal property and the removal of the Company’s property from its leased premises

o	Assisting with the preparation of such information, reports, and other documentation as may be necessary in connection with the Company’s wind-down and, to the extent the Company pursues a bankruptcy or similar filing, in connection with such filing

o	Assisting with such tax, accounting, legal, and other aspects of the Company’s wind-down, including interfacing with professionals and other consultants retained by the Company

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